UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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DOMINI SOCIAL INVESTMENT TRUST

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Domini Funds Proxy

Domini Funds is currently asking its shareholders to approve several proposals.

Read more or vote

DOMINI FUNDS PROXY OVERVIEW and FAQ

Overview of Proxy Statement

A Special Meeting of Shareholders of the Domini Social Equity Fund, the Domini European Social Equity Fund and the Domini Social Bond Fund (together, at times referred to below as the “Funds,” and individually as a “Fund”) will be held at Bingham McCutchen LLP, 150 Federal Street, 16th Floor, Boston, Massachusetts, on August 15, 2006, at 11:00 am, Eastern Time, to vote on the following proposals:

Proposal 1.	To elect a Board of Trustees for each Fund (all shareholders)
Proposal 2.	To approve a new Management Agreement with Domini Social Investments LLC (shareholders of the Domini Social Equity Fund only)
Proposal 3.	To approve a Submanagement Agreement with Wellington Management Company, LLP (shareholders of the Domini Social Equity Fund only)
Proposal 4.	To authorize the Trustees of each Fund to select and change submanagers and enter into submanagement agreements without the approval of shareholders (all shareholders)

Domini Funds’ shareholders who were invested in any of the funds as of June 1, 2006 are entitled to vote. If you believe you are entitled to vote, but have not received your proxy materials, please call us at 1-800-423-2107.

We encourage you to read the proxy statement carefully before casting your vote. We have prepared the following questions and answers to help make your decision easier. If you have any further questions, please feel free to call us at 1-800-423-2107.

Frequently Asked Questions

Q.

Why are shareholders of the Domini Social Equity Fund being asked to approve a new Management Agreement with Domini Social Investments LLC (Proposal 2) and a Submanagement Agreement with Wellington Management Company, LLP (Proposal 3)?

A.	These proposals are presented in order to effect a change in strategy for the Domini Social Equity Fund.

Currently, the Domini Social Equity Fund is a passively managed index fund. It must continue to invest in the stocks of the companies included in the Domini 400 Social IndexSM (“the “Index”) in exactly the same proportion as the Index, regardless of how the Index is performing. Management cannot shift the Fund’s portfolio concentration from one industry to another or from one stock to another, to enhance performance.

Domini Social Investments LLC (“Domini”), the Fund’s manager, believes that shareholders would be better served by an active investment strategy. An active investment strategy would provide management with the flexibility to adjust the portfolio as market conditions change. The Fund will continue to seek to provide shareholders with long-term total return.

Domini believes that an active investment strategy will allow the Fund to more effectively capitalize on the strengths of social and environmental investment standards. Domini’s review of the long-term track record of the Fund demonstrates that social and environmental analysis has led to strong individual stock selection. Domini believes that social and environmental standards help to identify companies that are led by forward-looking management teams, with positive corporate cultures, and that these companies make better long-term investments. A passive investment strategy, however, limits the Fund’s ability to capitalize on this stock selection advantage, because it requires that the Fund invest in the stocks of all of the companies included in the Index, in exactly the same proportion as the Index.

Domini and Wellington Management Company, LLP (“Wellington Management”) have developed a strategy that is designed to combine the strength of Domini’s social and environmental standards with Wellington Management’s quantitative investment analysis. Domini believes that this new approach will generate positive financial returns to shareholders, while remaining consistent with the Fund’s unwavering commitment to socially responsible investing.

In order to effect this new strategy, Fund shareholders are being asked to approve a new management agreement with Domini, which includes an increase in fees, and the submanagement agreement with Wellington Management, in each case as discussed below.

There is no guarantee that the Fund will be able to achieve its investment objective. The Fund is subject to market risks, and is not insured. Actively managed funds carry different risks than index funds, including the risk that higher portfolio turnover may generate higher taxable distributions to shareholders. There is also a risk that the quantitative model that the submanager uses to select stocks may fail to produce the intended results.

Q.	Will this proposed change affect the Fund’s commitment to socially responsible investing?
A.

No. Domini has no intention of changing its steadfast commitment to socially responsible investing. The proposed new investment strategy reflects Domini’s strong belief that the use of social and environmental standards to select investments leads to better stock picking (as well as more responsible corporate behavior). The new strategy that Domini is proposing is designed to strengthen the use of social and environmental standards. The new strategy is also designed to allow the Fund to maintain its strong commitment to shareholder activism.

Domini will maintain exclusive control over the definition and application of its social and environmental standards. Wellington Management will not be permitted to purchase any securities that have not been approved by Domini.

Q.	If Proposals 2 and 3 are approved, how will securities be selected for the Fund?
A.	The proposed investment process consists of two basic components – Domini’s social and environmental analysis and Wellington Management’s quantitative approach.

Domini’s in-house research department will analyze a universe of approximately 1,000 of the largest U.S. companies using Domini’s social and environmental standards. These standards are maintained by a Standards Committee that includes Amy Domini, Domini’s Founder and CEO, and Steven Lydenberg, Domini’s Chief Investment Officer. Domini will provide Wellington Management with a list of securities that it determines are consistent with these standards. Domini will periodically review and update this list of approved stocks based on its ongoing social and environmental analysis.

As submanager for the Fund, Wellington Management will employ an active investment strategy seeking to provide shareholders with long-term total return by investing primarily in stocks of U.S. companies that have been approved by Domini.

Wellington Management will seek to add value using a diversified quantitative stock selection approach, while managing risk through portfolio construction. Using a proprietary quantitative model, Wellington Management will rank securities according to value and momentum characteristics, and will seek to invest in those stocks that it believes are undervalued by the market and whose fundamental and technical momentum attributes are attractive. Wellington Management will also use optimization techniques designed to reduce industry and sector biases.

There will be no requirement that every security that is approved by Domini for investment be owned by the Fund. However, as noted above, Wellington Management will not be permitted to purchase any securities that have not been approved by Domini.

The Fund’s performance benchmark will remain the S&P 500.

Q.	If the new Management Agreement with Domini is approved, will shareholders of the Domini Social Equity Fund pay higher expenses?
A.

Yes. Because Domini will need to pay more in submanagement fees and will be providing additional services with respect to the management of the Domini Social Equity Fund, Domini is proposing to increase its fees. This will result in an increase in the expenses that shareholders will pay. Domini believes that the new active investment strategy it is proposing will result in enhanced financial returns to shareholders and that the proposed expenses are fair and reasonable.

Please note that if the new management agreement and the submanagement agreement with Wellington Management are approved, Domini will contractually agree to cap expenses for the Investor share class to 1.15% until at least November 30, 2007, subject to annual renewal.

The Fund’s Board of Trustees has carefully reviewed a comparison between the proposed fees (both before and after giving effect to the proposed expense cap) and the fees of similar funds. In its review, the Board noted that the proposed expenses to shareholders are below the industry average of the relevant peer group. In addition, during its review of the submanagement agreement between Domini and Wellington Management (the subject of Proposal 3), the Board evaluated Wellington Management’s fees and the fees other funds of comparable size pay for submanagement services. A more complete discussion of the factors considered by the Board of Trustees is provided in Part 2 of the proxy statement.

The Board of Trustees has determined that the proposed fees are fair and reasonable to Fund shareholders.

Q.	Why are shareholders of the Domini Social Equity Fund being asked to approve the submanagement agreement with Wellington Management Company, LLP?
A.

In order to effect the change in strategy discussed above, Wellington Management is being proposed as the new submanager of the Domini Social Equity Trust (the fund in which the Domini Social Equity Fund invests substantially all of its assets). If the new management agreement and the submanagement agreement with Wellington Management are approved, Wellington Management will replace SSgA Funds Management, Inc. as the submanager of the Domini Social Equity Trust on November 30, 2006.

As of April 30, 2006, Wellington Management managed approximately $550 billion in assets, and has been in operation for more than 70 years. Wellington Management is the submanager of the Domini European Social Equity Trust, and manages approximately $24.2 billion in assets subject to social or environmental standards, as of March 31, 2006.

The Board of Trustees carefully reviewed Wellington Management’s capabilities and track record and unanimously approved its selection. Domini and the Board believe that Wellington Management will be able to provide the Domini Social Equity Trust with strong, long-term service.

Q.	Why are shareholders of each Fund being asked to authorize the Trustees to select and change submanagers and enter into submanagement agreements in the future without the approval of shareholders?
A.

The intention of this proposal is to provide the Trustees the flexibility to change a Fund’s submanager in the future, should this be deemed necessary, without having to go through the substantial time and expense of a shareholder proxy. Approval of this proposal will facilitate the efficient supervision and management of the Funds by Domini and the Trustees. Any proposed submanager changes would still need to be reviewed and approved by the Trustees. This proposal would not give Domini the authority to replace a submanager without Trustee approval.

In addition to shareholder approval of Proposal 4, each Fund will need to obtain exemptive relief from the Securities and Exchange Commission for its Trustees to be able to select and change investment submanagers and enter into investment submanagement agreements in the future without shareholder approval.

Please note that this proposal would not permit the Trustees to replace Domini Social Investments LLC as the investment manager of any of the Funds without complying with the Investment Company Act of 1940 and applicable regulations governing shareholder approval of investment advisory contracts.

Q.	What is the role of the Board of Trustees?
A.

The Board of Trustees has the important responsibility of protecting your interests as a Domini Funds shareholder. One board consisting of seven individuals, six of whom are “independent”, oversees the operations of each of the Funds. The Trustees act as your representatives, and base their decisions on your best interests as a Fund shareholder. In addition, the independent Trustees are represented by independent legal counsel to provide counsel and guidance in connection with determining the best interests of shareholders.

Proposal 1 seeks your approval of the current Board of Trustees. You may read their biographies and learn more about the Board in Part 2 of the proxy statement.

Q.	How does the Board of Trustees recommend that I vote?
A.

The Board of Trustees has carefully reviewed each of the proposals presented in the proxy statement, and unanimously recommends that shareholders vote FOR each proposal on the enclosed proxy card(s). A discussion of the factors that the Trustees considered before granting their approval is included in Part 2 of the proxy statement.

Q.	How do I vote?
A.	You can vote one of four ways:
1.	Mail: Complete, sign and mail your proxy card using the enclosed postage-paid envelope.
2.	Phone: Call the toll-free number printed on your proxy card and follow the instructions.
3.	Online: Visit the web address printed on your proxy card, and follow the instructions.
4.	In person at the Special Meeting of Shareholders.
Q.	I am not a shareholder of all of the Funds. How do I know which proposals to vote on?
A.	Please refer to the table in Part 1 of the proxy statement to determine which proposals apply to you.

The proxy statement contains important information. Please read the proxy statement carefully and completely. The proxy statement is available free of charge or by calling Domini at 1-800-582-6757 or 1-800-423-2107 or at the website of the Securities and Exchange Commission, www.sec.gov.